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                                                                     SCHEDULE II

                                 TRANSPRO, INC.

                        VALUATION AND QUALIFYING ACCOUNTS

PERIOD                                         BALANCE AT       CHARGED TO      CHARGED TO      DEDUCTIONS    BALANCE AT
                                              BEGINNING OF       COSTS AND        OTHER                          END OF
(DOLLARS IN THOUSANDS)                          PERIOD           EXPENSES      ACCOUNTS (1)                      PERIOD
Year Ended December 31, 1999
     Allowance for doubtful accounts           $  2,390           $  268         $ (238)         $  (292)       $ 2,128
     Allowance for obsolete inventory             5,605              875           (232)          (1,525)         4,723
     Allowance for tax loss valuation                 -                -            189                -            189

Year Ended December 31, 1998
     Allowance for doubtful accounts              3,441            1,394            250           (2,695)         2,390
     Allowance for obsolete inventory             5,003            1,629            800           (1,827)         5,605

Year Ended December 31, 1997
     Allowance for doubtful accounts              3,378            1,790              -           (1,727)         3,441
     Allowance for obsolete inventory             4,942            1,299              -           (1,238)         5,003

(1) Amounts adjusted in doubtful accounts and inventory were related to acquisition reserves and charged to goodwill. Amounts for tax valuation allowance were charged to deferred taxes.


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